Exhibit 1.1

EXECUTION VERSION

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$500,000,000 4.950% Notes due June 15, 2032

TERMS AGREEMENT

Dated: May 1, 2025

To: ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: Robert Garechana

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $500,000,000 aggregate principal amount of 4.950% Notes due June 15, 2032 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Aggregate Principal Amount of Underwritten Securities to be Purchased

        Citigroup Global Markets Inc.

        J.P. Morgan Securities LLC

        RBC Capital Markets, LLC

        Wells Fargo Securities, LLC

        Loop Capital Markets LLC

        Mizuho Securities USA LLC

        PNC Capital Markets LLC

        Regions Securities LLC

        Scotia Capital (USA) Inc.

        TD Securities (USA) LLC

        Truist Securities, Inc.

        BMO Capital Markets Corp.

        BNY Mellon Capital Markets, LLC

        Samuel A. Ramirez & Company, Inc.

$75,000,000 $75,000,000 $75,000,000 $75,000,000 $23,750,000 $23,750,000 $23,750,000 $23,750,000 $23,750,000 $23,750,000 $23,750,000 $12,500,000 $12,500,000 $8,750,000
Total	$500,000,000

The Underwritten Securities shall have the following terms:

Title:	4.950% Notes due June 15, 2032
Principal Amount to be Issued:	$500,000,000 aggregate principal amount
Currency:	U.S. Dollars
Expected Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services
Form:	Registered book-entry form
Price to Public:	99.716% of the principal amount
Purchase Price:	99.091% of the principal amount
Stated Maturity Date:	June 15, 2032
Interest Rate:	4.950% per annum
Interest Payment Date:	Interest on the Underwritten Securities will be payable semi‑annually in arrears, on June 15 and December 15 of each year, beginning December 15, 2025
Record Dates:	The close of business on the June 1 and December 1 preceding the applicable Interest Payment Date
Redemption:

Prior to April 15, 2032 (the date that is two months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make‑Whole Amount (as defined in the Prospectus, including the Reinvestment Rate set forth below), if any, with respect to the Underwritten Securities. On or after April 15, 2032 (the date that is two months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole, or, from time to time, in part, at the election of ERP at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date. Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the security register, not more than 45 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:

“Reinvestment Rate” means 0.150% plus the yield under the heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as if the maturity date of the Underwritten Securities was April 15, 2032, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None
Listing:	None
Delayed Contracts:	Not authorized
Restrictive Covenants:

The covenants set forth in the Indenture, dated as of October 1, 1994, between ERP and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2004, between ERP and the Trustee, by the Second Supplemental Indenture, dated as of August 23, 2006, between ERP and the Trustee, by the Third Supplemental Indenture, dated as of June 4, 2007, between

ERP and the Trustee, by the Fourth Supplemental Indenture, dated as of December 12, 2011, between ERP and the Trustee, and by the Fifth Supplemental Indenture, dated as of February 1, 2016, between ERP and the Trustee (as so amended and as may be further amended and supplemented from time to time, the “Indenture”)

Settlement Date, Time and Place:

Delivery of documents on May 12, 2025, at 10:00 a.m. New York City time at the offices of Proskauer Rose LLP, 1001 Pennsylvania Avenue, N.W., Suite 600 South, Washington, DC 20004; delivery of funds on May 12, 2025, in accordance with DTC procedures for the Underwritten Securities

Address for Notices to Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated May 1, 2025 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 2:15 p.m. New York City time on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as Annex B hereto, (2) the Preliminary Prospectus Supplement dated May 1, 2025, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus Supplement or the Base Prospectus.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

Please accept this offer no later than 6:00 p.m. (New York City time) as of the date first written above, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

Citigroup Global Markets Inc.

By: /s/ Adam D. Bordner

Name: Adam D. Bordner

Title: Managing Director

J.P. Morgan Securities LLC

By: /s/ Robert Bottamedi

Name: Robert Bottamedi

Title: Executive Director

RBC Capital Markets, LLC

By: /s/ Scott G. Primrose

Name: Scott G. Primrose

Title: Authorized Signatory

Wells Fargo Securities, LLC

By: /s/ Carolyn Hurley

Name: Carolyn Hurley

Title: Managing Director

Acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General Partner

By: /s/ Robert A. Garechana
Name: Robert A. Garechana
Title: Executive Vice President and

Chief Financial Officer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Annex B

Issuer Free Writing Prospectus

PRICING TERM SHEET

4.950% Notes due June 15, 2032
Issuer:	ERP Operating Limited Partnership
Security:	4.950% Notes due June 15, 2032
Expected Ratings*:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services
Principal Amount Offered:	$500,000,000
Trade Date:	May 1, 2025
Settlement Date:

May 12, 2025 (T+7)

We expect that delivery of the notes will be made against payment thereof on or about May 12, 2025, which will be the seventh business day following the pricing of the notes (such settlement cycle referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	June 15, 2032
Coupon:	4.950%
Interest Payment Dates:	Payable semiannually on June 15 and December 15, commencing December 15, 2025
Price to Public:	99.716%
Benchmark Treasury:	4.000% UST due April 30, 2032
Benchmark Treasury Price and Yield:	99-28 3/4 / 4.017%
Spread to Benchmark Treasury:	+98 basis points
Re-Offer Yield:	4.997%
Make-Whole Call:	Treasury rate plus 15 basis points
Optional Redemption:

Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after April 15, 2032 (the date that is two months prior to the maturity date of the notes), the redemption price will not include the Make-Whole Amount

Net Proceeds Before Expenses:	$495,455,000
Day Count Convention:	30 / 360
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	26884ABQ5 / US26884ABQ58
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Loop Capital Markets LLC Mizuho Securities USA LLC PNC Capital Markets LLC Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.
Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, RBC Capital Markets, LLC at 1-877-688-2301 and Wells Fargo Securities, LLC, at 1-800-645-3751